UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.


                                             Commission File Number 333-13684-01

                                BSN Glasspack SAS
             (Exact name of registrant as specified in its charter)

                  31, rue Henri Rochefort, 75017 Paris, France
                              011-33-1-56-79-63-00
              (Address of registrant's principal executive offices)

                   10-1/4% Senior Subordinated Notes due 2009
            (Title of each class of securities covered by this Form)

     ----------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [ ]

Rule 12h-3(b)(1)(i)   [ ]

Rule 12g-4(a)(1)(ii)  [ ]

Rule 12h-3(b)(1)(ii)  [ ]

Rule 12g-4(a)(2)(i)   [ ]

Rule 12h-3(b)(2)(i)   [ ]

Rule 12g-4(a)(2)(ii)  [ ]

Rule 12h-3(b)(2)(ii)  [ ]

Rule 15d-6            [X]

Approximate number of holders of record as of the certification or notice date: 89

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        BSN Glasspack SAS

Date: January 30, 2003                  By: /s/ Jean-Yves Schapiro
                                            ------------------------------
                                            Name:  Jean-Yves Schapiro
                                            Title: Officer


                                      -3-